UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 20, 2009
EXPRESS-1 EXPEDITED SOLUTIONS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32172	03-0450326

(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)
3399 Lakeshore Drive, Suite 505, Saint Joseph, Michigan, 49085
(Address of principal executive offices — zip code)
(269) 429-9761
(Registrant’s telephone number, including area code)
Not applicable
(former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 5.01	Departure of Directors or Certain officers; Election of Directors; Appointment of certain Officers; Compensatory Arrangements of Certain Officers.
On October 20, 2009, Express-1 Expedited Solutions, Inc. (the “Company”) engaged David G. Yoder to serve as the Company’s Chief Financial Officer. Most recently, Mr. Yoder worked as a financial and project management consultant with The Yoder Group. From 1999 until 2008, Mr. Yoder served in various capacities for The Woodwind & Brasswind, including Chief Financial Officer, Chief Operating Officer, and most recently Vice President — Operations & Finance, a position he assumed upon the sale of the company to Musician’s Friend, Inc. in February 2007. Prior thereto, Mr. Yoder served as the Chief Financial Officer of Towne Air Freight, Inc., a transportation and logistics company with approximately $100 million in annual revenues, from 1992 until March 1999. Prior thereto, Mr. Yoder worked for approximately 11 years as a certified public accountant with Crow, Chizek and Company. Mr. Yoder received a Bachelor of Science in Industrial Management from Purdue University in 1979, and passed the State of Indiana Certified Public Accountant test in 1983. Mr. Yoder is a member of the American Institute of CPA’s and the Indiana CPA Society.
The Company and Mr. Yoder entered into an Executive Employment Agreement on October 20, 2009. The agreement has an initial term of 3 years, and provides for a base salary of $160,000 plus the potential of an annual performance based bonus. The agreement contains standard non-competition, non-solicitation, and non-disclosure provisions.
A copy of the press release announcing Mr. Yoder’s hiring is attached hereto as Exhibit 99.1.
ITEM 9.01 Financial Statements and Exhibits

Exhibit No.	Exhibit Description

99.1	Press Release dated October 26, 2009.

SIGNATURE
Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated October 26, 2009	Express-1 Expedited Solutions, Inc.
	By:	/s/ Mike Welch
Mike Welch
Chief Executive Officer